SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 1, 2006

CONSOLIDATED CONTAINER COMPANY LLC

(Exact name of registrant as specified in its charter)

Delaware	333-88157	75-2825338
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3101 Towercreek Parkway, Suite 300 Atlanta, GA	30339
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 742-4600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Effective December 31, 2006, William G. Bell resigned from the Management Committee of Consolidated Container Holdings LLC (“Holdings”), the sole member and manager of Consolidated Container Company LLC. In addition, Mr. Bell resigned from the Board of Directors of two of Holdings’ subsidiaries, Consolidated Container Capital, Inc. (“Capital”) and STC Plastics, Inc. (“STC”). No replacement has been appointed as of the date of this filing.

Also effective December 31, 2006, Stephen E. Macadam, former CEO of Holdings, resigned from the Management Committee of Holdings after completing a fifteen month transitional period to facilitate the change of CEO’s from Mr. Macadam to Jeffery M. Greene in October 2005. Mr. Macadam also resigned from the Board of Directors of four of Holdings’ subsidiaries, Capital, STC, Reid Mexico S.A. de C.V., and Consolidated Plastics S. de R. L. de C.V.

On December 1, 2006, the Management Committee of Holdings appointed Thomas G. McGonagle to the Management Committee and the Audit Committee of Holdings. This appointment was made in anticipation of the resignation of Mr. Macadam. Pursuant to the terms of Holdings’ operating agreement, Vestar Capital Partners, III L.P., the majority owner of the common stock of Holdings, made the appointment.

Mr. McGonagle served as the Senior Vice President and Chief Financial Officer of Vistar Corporation, a national food distribution company, from 2003 to 2006. From 2001 until 2003 he was the co-head of the U.S. Merchant Banking for Babcock & Brown LP. Prior to that time, Mr. McGonagle spent 14 years at Donaldson, Lufkin & Jenrette / Credit Suisse First Boston most recently serving as Managing Director of the Financial Sponsors Group. Mr. McGonagle received a B.A. from Dartmouth College and an M.B.A. from the Amos Tuck School of Business Administration. Additionally, Mr. McGonagle serves on the boards of The Children’s Hospital Foundation, The United States Ski & Snowboard Team Foundation, and the Kent Denver School.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED CONTAINER COMPANY LLC

By:	/s/ Richard P. Sehring
Name:	Richard P. Sehring
Title:	Chief Financial Officer

Date: January 9, 2007